Exhibit 10.18

VEHICLE ALLOWANCE GUIDELINES

PURPOSE

TVA’s Vehicle Allowance Guidelines were developed to provide an adequate and cost effective way to reimburse Officers and key managers whose job responsibilities require extensive business related travel.

EFFECTIVE DATE

The Vehicle Allowance Guidelines will be effective April 1, 2006.

ELIGIBILITY

Officers and key managers who meet one or more of the following requirements are eligible to receive a vehicle allowance:
•	Engage in extensive business-related travel during the year (13,000 miles or more).
•	Serve in a position that is subject to frequent call-out at any day or hour.
•	As otherwise approved by the President & COO and CAO & EVP, Administrative Services.

Vehicle allowances are granted on a “business need” basis and must be approved jointly by the President and COO and CAO & EVP, Administrative Services.

GUIDELINES

TVA provides a flat-dollar bi-weekly allowance to be used toward the purchase or lease of a vehicle, operating fees, excess mileage, maintenance, repairs, accidents and insurance.  This bi-weekly allowance is considered a taxable benefit and will be subject to withholding and any other applicable taxes.  Employees who receive a vehicle allowance are eligible to receive mileage reimbursement for business travel at the same rate established for those who use their own vehicle in lieu of an “assigned vehicle” (currently 12.5 cents per mile).  Employees who receive a vehicle allowance shall not use a TVA Wright Express (WEX) card or Visa Gold card for fuel purchases.

Officers and key managers who receive a vehicle allowance are not eligible to have a TVA vehicle assigned to them for business related travel.

The following rate schedule serves as a guide to be used when determining vehicle allowance amounts.

Vehicle Allowance Rate Schedule

Positions	Bi-Weekly Vehicle Allowance	Annual Vehicle Allowance

Chief Officers/Executive VPs	$450	$11,700
Nuclear Site VPs/Nuclear Plant Managers	$450	$11,700
Other Officers	$350	$9,100
Key Managers	$250	$6,500

        March 22, 2006

APPROVAL AUTHORITIES

All vehicle allowances for Officers and key managers, other than for the President and COO and CAO & EVP, Administrative Services, will be approved jointly by the President and COO and CAO & EVP, Administrative Services.

Exceptions that fall outside the guidelines will be approved jointly by the President and COO and CAO & EVP, Administrative Services.

ROLES AND RESPONSIBILITIES

Vice President, Human Resources
•	Recommends all vehicle allowances to the President and COO and CAO & EVP, Administrative Services.
•	Resolves disputes as it affects employees who receive a vehicle allowance.
•	Implements amendments to the Guidelines to reflect changes in organizational and reporting authorities.

Compensation and HR Planning
•	Develops and interprets the Guidelines.
•	Develops amendments and corresponding changes to processes and procedures related to the Guidelines.
•	Conducts periodic reviews of the Guidelines and recommends appropriate changes.

Disbursement Services
•	Makes appropriate vehicle allowance payments.
•	Maintains records and supporting documentation applicable to all employees who receive a vehicle allowance.

        March 22, 2006